Valeritas Reports Fourth Quarter and Full Year
2017 Financial Results

Company Will Host a Conference Call and Webcast Today, February 26, at 4:30 PM ET

BRIDGEWATER, N.J., February 26, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company which offers patients with type 2 diabetes V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one insulin delivery option that is worn like a patch and can eliminate the need for taking multiple daily shots, today announced financial results for the three months and full year ended December 31, 2017.

2017 Highlights:

•
Revenues in the fourth quarter grew 21% year-over-year to $5.8 million from $4.8 million in the fourth quarter of 2016, which represented a 14% sequential increase from $5.1 million in the third quarter and a 4% increase to $20.2 million for the full year ended December 31, 2017 from $19.6 million for the full year 2016;

•
Gross margin for the fourth quarter was 45.2%, compared to 37.1% in the fourth quarter of 2016, a year-over-year improvement of 810 basis points and 40.3% for the full year 2017 compared to 35.5% for the full year 2016, an improvement of 480 basis points;

•	Over 14 million V-Go's have now been distributed to and used clinically by patients as of December 31, 2017;

•	Advanced development of V-Go Link, a one-way bluetooth communication accessory for V-Go that will provide insulin use information to patients and their healthcare providers.

"We are delighted in the Company’s performance throughout 2017, and very excited with the positive prescription trends we experienced in the second half of the year,” said John Timberlake, President and

Chief Executive Officer of Valeritas. “Our high-touch and higher-service sales and marketing strategy generated growth in our targeted accounts during every quarter in 2017 and enabled the Company to return to top-line revenue growth during the last two quarters of the year."
Fourth Quarter 2017 Financial Results
Total revenue for the fourth quarter of 2017 was $5.8 million, a 21% increase from $4.8 million in the fourth quarter of 2016 and a 14% sequential increase from $5.1 million in the third quarter of 2017. This represents the Company's third consecutive quarter of sequential revenue growth and its second consecutive quarter with increasing year-over-year revenue growth. This overall growth was primarily due to an increase in new prescriptions in targeted accounts. Total and new prescriptions in targeted accounts increased by 24% in the fourth quarter of 2017 and 32% year-over-year. As with the third quarter of 2017, there was continued stabilization of total and new prescriptions in accounts that were not targeted by the Company's sales representatives.
Gross profit in the fourth quarter of 2017 was $2.6 million, an increase of 47% as compared to $1.8 million in the same period in 2016, with gross margin increasing by 810 basis points from 37.1% basis points to 45.2%. The increase in gross margin was driven mainly by improved manufacturing and supply chain efficiencies and a slight increase in our V-Go's net price as compared to the same periods in 2016.
Operating expenses in the fourth quarter of 2017 were $12.9 million (which excludes a one-time expense of $3.7 million for impairment of assets), a 27% increase from $10.2 million in the fourth quarter of 2016. Increased operating expenses were driven primarily by increased investment in the Company’s commercial initiatives, including the expansion of the Company's sales force in April 2017 and an increase in Research and Development (R&D) primarily related to continued development of the V-Go Link.
Net loss in the fourth quarter of 2017 was $15.5 million as compared to a net loss of $9.8 million in the fourth quarter of 2016, an increase of 57%. The increase in net loss was due primarily to an increase in operating expenses and the one-time impairment expense of $3.7 million partially offset by an increase in gross profit due to increased revenue and lower cost of goods sold.

Full Year 2017 Financial Results

Revenue for the year ended December 31, 2017 increased 4% to $20.2 million, from $19.6 million for the year ended December 31, 2016. The increase in revenue was primarily due to a slight increase in V-Go's net price as compared to 2016. Overall prescription volume for the year was slightly down due to a decline in prescriptions in our non-targeted accounts offset by growth in total prescriptions in our targeted accounts in 2017.

Gross profit for the full year 2017 was $8.2 million, or 40.3% gross margin, up from $6.9 million, or 35.5% gross margin for the full year 2016. The increase in the Company’s gross margin was primarily due to manufacturing and supply chain efficiencies, overhead cost-reductions and a slight increase in net price for V-Go.

Operating expenses for the full year 2017 were $49.7 million (which excludes a $3.7 million one-time expense for impairment of assets), an increase of 22% from $40.7 million in the prior year. The increase in operating expenses was driven primarily by the Company’s commercial initiatives including the expansion of the Company's field based sales force in April 2017, an increase in R&D primarily related to the Company's V-Go Link, a bluetooth product program, stock compensation expenses and impairment costs.

Net loss for the full year 2017 was $49.3 million, compared to $46.4 million for the prior year, an increase of 6%. The increase was primarily due to the increase in operating expenses related to the expansion of the sales force and the one-time impairment expense partially offset by an increase in gross profit due to increased revenue with lower cost of goods sold.

Total cash and cash equivalents were $26.0 million as of December 31, 2017, compared to $9.9 million as of December 31, 2016.

Guidance

The Company expects 2018 revenue to be between $26 and $28 million. As previously discussed, the Company ended 2017 with a gross margin of 45% for the fourth quarter. The Company expects quarterly gross margin to increase on an annual and sequential basis in 2018, ending the year with a gross margin near 50% for the fourth quarter of 2018. These expectations are based on, among other things, the assumption that there will be continued growth in the Company's targeted accounts and no further decline in the Company's non-targeted accounts.
Conference Call Information
Valeritas will hold a conference call to discuss the results today, Monday, February 26, 2018, at 4:30 PM ET. The dial-in numbers are (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 7894245. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

A replay of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com until the Company reports its Q1 2018 financial results. In addition, a telephonic replay of the call will be available through February 27, 2018. The replay dial-in numbers are (800) 585-8367 for domestic callers and (404) 537-3406 for international callers. Please use the replay pin number 7894245.
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-

bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at http://www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com
Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

VALERITAS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	Unaudited
Revenue, net	$5,781	$4,796	$20,245	$19,550
Cost of goods sold	3,169	3,017	12,080	12,606
Gross margin	2,612	1,779	8,165	6,944
Operating expense:
Research and development	2,027	1,207	7,126	4,842
Selling, general and administrative	10,898	8,934	42,596	33,481
Restructuring costs	—	33	—	2,394
Long-lived asset impairment costs	3,711	—	3,711	—
Total operating expense	16,636	10,174	53,433	40,717
Operating loss	(14,024)	(8,395)	(45,268)	(33,773)
Other income (expense), net:
Interest expense, net	(915)	(1,549)	(4,263)	(12,151)
Change in fair value of derivative liabilities	1	113	221	(549)
Other income	3	(15)	9	106
Total other income (expense), net	(911)	(1,451)	(4,033)	(12,594)
Loss before income taxes	(14,935)	(9,846)	(49,301)	(46,367)
Income tax expense	—	—	—	—
Net loss	$(14,935)	$(9,846)	$(49,301)	$(46,367)
Preferred stock dividend	$(557)	$—	$(1,711)	$—
Net loss attributable to common stockholders	$(15,492)	$(9,846)	$(51,012)	$(46,367)
Net loss per share of common share outstanding — basic and diluted	$(3.10)	$(6.19)	$(8.94)	$(39.06)
Weighted average common shares outstanding — basic and diluted	7,007,782	1,590,948	5,708,577	1,187,104

VALERITAS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$25,961	$9,866
Accounts receivable, net	3,991	3,462
Other receivables	242	173
Inventories, net	8,105	9,384
Deferred cost of goods sold	539	690
Prepaid expense and other current assets	634	569
Total current assets	39,472	24,144
Property and equipment, net	5,469	10,219
Other assets	148	153
Total assets	$45,089	$34,516
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,644	$4,591
Accrued expense and other current liabilities	5,798	5,532
Deferred revenue	1,638	1,623
Total current liabilities	13,080	11,746
Long-term debt, related parties (net of issuance costs of $125 and $214, respectively).	36,009	58,978
Other long-term liabilities	58	292
Total liabilities	49,147	71,016
Commitments and contingencies
Stockholders’ deficit
Convertible preferred stock, $0.001 par value; 50,000,000 authorized at December 31, 2017; 2,750,000 and 0 shares issued and outstanding, respectively (aggregate liquidation value of $29,211 and $0, respectively).	3	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 7,007,782 and 1,590,948 shares issued and outstanding, respectively	7	2
Additional paid-in capital	469,877	387,737
Accumulated deficit	(473,921)	(424,239)
Treasury stock, at cost (7,854 and 0 shares, respectively)	(24)	—
Total stockholders’ deficit	(4,058)	(36,500)
Total liabilities and stockholders’ deficit	$45,089	$34,516